Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167

Release	Immediately

Contact	Media: Lee Quarles (314-694-2330)
Analysts: Bryan Hurley (314-694-8148)

BUILDING FROM EXPECTED STRONG FY14 MONSANTO LIFTS CURRENT YEAR GUIDANCE, OUTLINES FIVE-YEAR GROWTH PLAN DRIVEN BY CORE BUSINESS PERFORMANCE AND ANNOUNCES $10 BILLION SHARE REPURCHASE AUTHORIZATION

•
With third quarter ongoing and as-reported earnings per share (EPS) of $1.62 and continued strong outlook for its seeds and traits business, company raises ongoing and as-reported EPS and free cash flow guidance to upper end of previous ranges for fiscal year 2014

•	Strong first year progress in The Climate Corporation platform, doubling acre expectation on key 2014 offerings and expanding key partnerships

•	Targets at least doubling of ongoing EPS over next five years reflecting confidence in core business opportunity and transformational potential in new growth platforms

•	Advances capital structure with target Net-Debt-to-EBITDA ratio of 1.5 by end of fiscal year 2015

•	Announces new two year $10 billion share repurchase authorization, allowing for $6 billion accelerated repurchase program

ST. LOUIS, June 25, 2014 - Monsanto Company (NYSE: MON) delivered solid results for the third quarter of fiscal year 2014 and raised its guidance to the upper end of its previously announced ranges for fiscal year 2014. The company announced a target to at least double full year ongoing EPS by the end of fiscal year 2019 based on its core business and the transformational potential of its new platforms. With the company's updated long term outlook, Monsanto also announced a new $10 billion share repurchase authorization.

For the third quarter, Monsanto reported ongoing and as-reported EPS of $1.62. Despite greater headwinds across the industry, the company today raised its full year outlook to the upper end of its previous guidance ranges for both ongoing EPS and free cash flow, with ongoing EPS guidance of $5.10 to $5.20 and as-reported EPS guidance of $5.12 to $5.22. (For a reconciliation of ongoing EPS see note 1).

"Through the third quarter, we're on track for seeds and traits to drive a majority of our full year growth. That performance in a more challenging agricultural environment speaks to the breadth and customer value of our product portfolio," said Hugh Grant, chairman and chief executive officer. "Coupled with an expanding portfolio of solutions for farmers, this provides confidence to target at least doubling our ongoing earnings per share over the next five years and evolve our capital allocation priorities; including an additional $10 billion share repurchase authorization that further enhances Monsanto's ability to return value to our shareowners."

Strategic Targets

Reflecting the company's continuing momentum, strong performance and ongoing opportunity, Monsanto today outlined a new long-term target to at least double full year ongoing EPS by the end of fiscal year 2019. The new target reflects management's confidence in the growth opportunity for the core business and transformational potential in new platforms. The largest driver of the overall growth over the next five years is expected to come from the established core seeds and traits business, with an expected contribution of more than $4 billion in total incremental gross profit growth during that period. At the same time, Monsanto continues to make strong progress with new platforms, including its Climate Corporation platform, which is expected to contribute a key part to Monsanto's strategy and earnings profile during this five year growth horizon.

Given the long term outlook for the business and the favorable debt market, the company also announced its intent to adjust the capital structure to target a Net-Debt-to-EBITDA ratio of 1.5 by the end fiscal year 2015. The target is subject to seasonality of the business and management will regularly review and evaluate its capital allocation priorities and capital structure with the goal of remaining both flexible and disciplined. Monsanto plans to maintain a strong investment-grade credit rating in order to provide access to attractive financing for working capital needs and for mid- to long-term needs.

Monsanto's balance sheet and cash flow generation will afford the company the financial flexibility to pursue both organic and external growth opportunities while returning capital to shareowners. With approximately $1.1 billion remaining in the company's current share repurchase program, the company announced a new two-year $10 billion share repurchase authorization. Using cash on hand and access to debt, Monsanto intends to use approximately $6 billion in an accelerated share repurchase in the near term.

	Third Quarter		Nine Months
($ in millions)	2014	2013	2014	2013
Net Sales by Segment
Corn seed and traits	$1,303	$1,559	$5,771	$5,978
Soybean seed and traits	816	658	1,903	1,566
Cotton seed and traits	401	385	587	630
Vegetable seeds	221	216	597	571
All other crops seeds and traits	299	236	506	410
TOTAL Seeds and Genomics	$3,040	$3,054	$9,364	$9,155

Agricultural productivity	$1,210	$1,194	$3,861	$3,504
TOTAL Agricultural Productivity	$1,210	$1,194	$3,861	$3,504

TOTAL Net Sales	$4,250	$4,248	$13,225	$12,659

Gross Profit	$2,331	$2,262	$7,341	$6,729

Operating Expenses	$1,082	$1,024	$3,109	$2,870
Interest Expense – Net	$25	$18	$71	$54
Other Expense (Income) – Net	$3	$(4)	$84	$35
Net Income Attributable to Monsanto Company	$858	$909	$2,896	$2,731

Diluted Earnings per Share (See note 1.)	$1.62	$1.68	$5.45	$5.05
Item Affecting Comparability – EPS Impact
Income from discontinued operations	—	—	(0.02)	(0.02)
Resolution of a Legacy Tax Matter	—	(0.02)	—	(0.02)
Diluted Earnings per Share from Ongoing Business (For the definition of ongoing EPS, see note 1.)	$1.62	$1.66	$5.43	$5.01
Effective Tax Rate	28%	24%	29%	27%

	Third Quarter		Nine Months
Comparison as a Percent of Net Sales:	2014	2013	2014	2013
Gross profit	55%	53%	56%	53%
Selling, general and administrative expenses	15%	15%	14%	14%
Research and development expenses	10%	9%	9%	9%
Income from continuing operations before income taxes	29%	29%	31%	30%
Net income attributable to Monsanto Company	20%	21%	22%	22%

Results of Operations

The company achieved solid third quarter and year-to-date results that continue to reflect strong performance across the expected portfolio contributors of its business. Net sales for the quarter were $4.3 billion increasing to $13 billion for the first nine months.

Operating expenses were up $58 million in the third quarter compared to the prior year due in part to additional costs as the company invests in its precision agriculture and biologicals platforms. In the three month comparison, selling, general and administrative (SG&A) expenses remained flat as a percentage of sales. Quarterly research and development (R&D) expenses were up $35 million over the prior year period.

The company's third-quarter earnings per share (EPS) was $1.62 on an ongoing and as-reported basis, compared to an EPS of $1.66 on an ongoing basis and $1.68 on an as-reported basis in the same quarter last year. EPS for the first nine months of fiscal year 2014 was $5.43 on an ongoing and $5.45 on an as-reported basis, compared with an EPS of $5.01 on an ongoing and $5.05 on an as-reported basis in the same quarter last year. (For a reconciliation of EPS to ongoing EPS, see note 1).

Cash Flow

For the first nine months of fiscal year 2014, net cash provided by operating activities was a source of $371 million. Net cash required by investing activities for the first nine months of fiscal year 2014 was approximately $1.7 billion, compared to $387 million for the same period of fiscal year 2013. Net cash required by financing activities for the first nine months of fiscal year 2014 was $420 million, compared to net cash required of $739 million for the same period of fiscal year 2013.

Free cash flow was a use of $1.4 billion for the first nine months of fiscal year 2014, compared to a source of $399 million for the same period fiscal year 2013. Key investments for business growth made in fiscal year 2014 include The Climate Corporation acquisition and Novozymes BioAg Alliance. (For a reconciliation of free cash flow, see note 1).

Outlook

The company raised its full year guidance to the upper end of its previous guidance ranges, with ongoing EPS guidance of $5.10 to $5.20, positioning the company for strong growth for the full year. Full-year EPS guidance on an as-reported basis is expected in the range of $5.12 to $5.22 per share. (For a reconciliation of EPS to ongoing EPS, see note 1). Updated EPS guidance continues to incorporate the effects related to agricultural industry headwinds, including an estimated $0.15 to $0.20 full-year EPS effect, largely related to currency fluctuations.

The company also increased its full year free cash flow outlook to the upper end of previous guidance, at $700 million to $800 million. The free cash flow guidance is inclusive of the cash used for the company’s fiscal year 2014 acquisition of The Climate Corporation and recent BioAg Alliance with Novozymes.  The company expects net cash provided by operating activities to be $2.9 billion to $3.3 billion, and net cash required by investing activities to be approximately $2.2 billion to $2.5 billion for fiscal year 2014, including capital expenditures and acquisition-related costs. (For a reconciliation of free cash flow, see note 1).

Seeds and Genomics Segment Detail

($ in millions)	Net Sales				Gross Profit
	Third Quarter		Nine Months		Third Quarter		Nine Months
Seeds and Genomics	2014	2013	2014	2013	2014	2013	2014	2013
Corn Seed and Traits	$1,303	$1,559	$5,771	$5,978	$751	$859	$3,654	$3,628
Soybean Seed and Traits	816	658	1,903	1,566	498	398	1,205	911
Cotton Seed and Traits	401	385	587	630	304	295	424	466
Vegetable Seeds	221	216	597	571	107	93	271	282
All Other Crops Seeds and Traits	299	236	506	410	195	170	299	252
TOTAL Seeds and Genomics	$3,040	$3,054	$9,364	$9,155	$1,855	$1,815	$5,853	$5,539

($ in millions)	Earnings Before Interest & Taxes (EBIT)
	Third Quarter		Nine Months
Seeds and Genomics	2014	2013	2014	2013
EBIT (For a reconciliation of EBIT, see note 1.)	$898	$920	$3,057	$2,980

The Seeds and Genomics segment consists of the global seeds and related traits business, biotechnology platforms and precision agriculture.

Net sales in the Seeds and Genomics segment for the third quarter were $3.0 billion, a decrease of $14 million from the same period last year. For the first nine months, net sales for the segment are up $209 million over the same period last year. Gross profit for the segment increased $40 million to $1.9 billion in a year-over-year three month comparison and increased to $5.9 billion for the first nine months.

For the full year Monsanto continues to forecast its Seeds and Genomics segment to drive the majority of the full year gross profit growth, as the segment is on track for revenue growth and margin expansion supported by performance across the portfolio. As Monsanto expands its portfolio of solutions to farmers, the Seeds and Genomics segment remains an integral part of Monsanto's long-term growth targets, expected to drive a majority of the targeted five-year growth by contributing more than $4 billion in total incremental gross profit in that period. That outlook reflects several key platform opportunities from the fiscal year 2014 performance, including:

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Monsanto continues to be on track for record performance in soybeans sales and gross profit. The company remains on track for the fastest ever ramp up of a soybean trait. With an early view on supply, Monsanto expects Intacta RR PRO® soybean acreage in Latin America to increase by three-to-four times over the launch volume, reaching 10 to 12 million acres in fiscal year 2015.

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The company's global corn portfolio continues to be one of the company's most important ongoing drivers, including gross profit growth and margin expansion in the full year outlook despite lower planted corn acres and global currency headwinds in fiscal 2014. The corn business is Monsanto's largest global platform and it expects to continue momentum through its growth horizon with portfolio upgrades, expanded footprint and continued trait contribution.

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Monsanto continues to make strong progress across its new Climate Corporation platform. Among the highlights are expanding industry relationships, including collaborations with all the company's major retail partners, including Agrium's Crop Production Services, GROWMARK, Helena Chemical Company, Wilbur Ellis and WinField. Additionally, response to the company's suite of offerings has been stronger than originally projected, with more than 40 million installed acres of the Climate BasicTM tool and more than a million acres of premium services like Climate PROTM and FieldScripts® expected.

Agricultural Productivity Segment Detail

($ in millions)	Net Sales				Gross Profit
	Third Quarter		Nine Months		Third Quarter		Nine Months
	2014	2013	2014	2013	2014	2013	2014	2013
Agricultural Productivity	$1,210	$1,194	$3,861	$3,504	$476	$447	$1,488	$1,190
TOTAL Agricultural Productivity	$1,210	$1,194	$3,861	$3,504	$476	$447	$1,488	$1,190

($ in millions)	Earnings Before Interest & Taxes (EBIT)
	Third Quarter		Nine Months
Agricultural Productivity	2014	2013	2014	2013
EBIT (For a reconciliation of EBIT, see note 1.)	$313	$284	$1,071	$810
Unusual Item Affecting EBIT:
EBIT from Discontinued Operations	$—	$—	$22	$17

The Agricultural Productivity segment consists of the crop protection products and lawn-and-garden herbicide products.

Net sales for the Agricultural Productivity segment for the first nine months of fiscal 2014 increased $357 million over the same period last year.

Webcast Information
In conjunction with this announcement, Monsanto will hold a conference call at 8:30 a.m. central time (9:30 a.m. eastern time) today.  The call will focus on the company’s results for the third quarter and year-to-date as well as future expectations. The call may include a discussion of strategic initiatives and other matters related to the company’s business.

Presentation slides and a simultaneous audio webcast of the conference call may be accessed by visiting the company's website at www.monsanto.com/investors or http://edge.media-server.com/m/p/so2rzghj/lan/en. Visitors may need to download Windows Media Player™ prior to listening to the webcast. Following the live broadcast, a replay of the webcast will be available on the Monsanto website for three weeks. Monsanto publishes details on upcoming webcasts on this website in both the Presentation and Financial Reports section and the Calendar of Events section. Investors should look to this site as the source of information on future investor conference webcasts. The site includes a calendar of upcoming investor events, details on accessing scheduled webcasts and information from previous investor events.

About Monsanto Company
Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. Monsanto remains focused on enabling both small-holder and large-scale farmers to produce more from their land while conserving more of our world's natural resources such as water and energy. To learn more about our business and our commitments, please visit: www.monsanto.com. Follow our business on Twitter® at www.twitter.com/MonsantoCo, on the company blog, Beyond the Rows at www.monsantoblog.com, or subscribe to our News Release RSS Feed.

Cautionary Statements Regarding Forward-Looking Information:

Certain statements contained in this release are "forward-looking statements," such as statements concerning the company's anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company's actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company's exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public acceptance of biotechnology products; the success of the company's research and development activities; the outcomes of major lawsuits and the previously-announced SEC investigation; developments related to foreign currencies and economies; successful operation of recent acquisitions; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company's estimates related to distribution inventory levels; expected higher levels of indebtedness and the company's ability to obtain payment for the products that it sells; the effect of weather conditions, natural disasters and accidents on the agriculture business or the company's facilities; and other risks and factors detailed in the company's most recent Form 10-K and 10-Q Reports to the SEC. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.

Notes to editors: Monsanto and the Vine Design, Intacta RR2 PRO, FieldScripts, Climate Basic and Climate PRO are trademarks of Monsanto Company and its wholly-owned subsidiaries.

-oOo-

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Operations	Three Months Ended		Nine Months Ended
	May 31, 2014	May 31, 2013	May 31, 2014	May 31, 2013
Net Sales	$4,250	$4,248	$13,225	$12,659
Cost of Goods Sold	1,919	1,986	5,884	5,930
Gross Profit	2,331	2,262	7,341	6,729
Operating Expenses:
Selling, General and Administrative Expenses	655	632	1,869	1,773
Research and Development Expenses	427	392	1,240	1,097
Total Operating Expenses	1,082	1,024	3,109	2,870
Income From Operations	1,249	1,238	4,232	3,859
Interest Expense	42	37	135	123
Interest Income	(17)	(19)	(64)	(69)
Other Expense (Income), Net	3	(4)	84	35
Income from Continuing Operations Before Income Taxes	1,221	1,224	4,077	3,770
Income Tax Provision	341	292	1,165	1,017
Income from Continuing Operations Including Portion Attributable to Noncontrolling Interest	$880	$932	$2,912	$2,753
Discontinued Operations:
Income from Operations of Discontinued Businesses	—	—	22	17
Income Tax Provision	—	—	9	6
Income from Discontinued Operations	—	—	13	11
Net Income	$880	$932	$2,925	$2,764
Less: Net Income Attributable to Noncontrolling Interest	22	23	29	33
Net Income Attributable to Monsanto Company	$858	$909	$2,896	$2,731

EBIT (see note 1)	$1,211	$1,204	$4,128	$3,790

Basic Earnings per Share Attributable to Monsanto Company:
Income from Continuing Operations	$1.64	$1.70	$5.49	$5.09
Income from Discontinued Operations	—	—	0.02	0.02
Net Income Attributable to Monsanto Company	$1.64	$1.70	$5.51	$5.11

Diluted Earnings per Share Attributable to Monsanto Company:
Income from Continuing Operations	$1.62	$1.68	$5.43	$5.03
Income from Discontinued Operations	—	—	0.02	0.02
Net Income Attributable to Monsanto Company	$1.62	$1.68	$5.45	$5.05

Weighted Average Shares Outstanding:
Basic	524.3	534.1	525.4	534.5
Diluted	529.8	540.0	531.2	540.7

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Condensed Statements of Consolidated Financial Position	As of	As of
	May 31, 2014	Aug. 31, 2013
Assets
Current Assets:
Cash and cash equivalents (variable interest entity restricted - 2014: $81 and 2013: $140)	$1,898	$3,668
Short-term investments	—	254
Trade receivables, net (variable interest entity restricted - 2014: $74 and 2013: $0)	4,229	1,715
Miscellaneous receivables	803	748
Deferred tax assets	557	579
Inventory, net	3,552	2,947
Other current assets	198	166
Total Current Assets	11,237	10,077
Property, Plant and Equipment, Net	4,878	4,654
Goodwill	4,341	3,520
Other Intangible Assets, Net	1,610	1,226
Noncurrent Deferred Tax Assets	490	454
Long-Term Receivables, Net	109	237
Other Assets	616	496
Total Assets	$23,281	$20,664
Liabilities and Shareowners’ Equity
Current Liabilities:
Short-term debt, including current portion of long-term debt	162	51
Accounts payable	780	995
Income taxes payable	400	91
Accrued compensation and benefits	407	492
Accrued marketing programs	938	1,078
Deferred revenues	327	517
Grower production accruals	56	60
Dividends payable	1	228
Customer payable	7	12
Miscellaneous short-term accruals	853	812
Total Current Liabilities	3,931	4,336
Long-Term Debt	3,049	2,061
Postretirement Liabilities	332	357
Long-Term Deferred Revenue	67	138
Noncurrent Deferred Tax Liabilities	469	469
Long-Term Portion of Environmental and Litigation Reserves	195	193
Other Liabilities	388	382
Monsanto Shareowners’ Equity	14,662	12,559
Noncontrolling Interest	188	169
Total Shareowners’ Equity	14,850	12,728
Total Liabilities and Shareowners’ Equity	$23,281	$20,664
Debt to Capital Ratio:	18%	14%

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Cash Flows	Nine Months Ended
	May 31, 2014	May 31, 2013
Operating Activities:
Net Income	$2,925	$2,764
Adjustments to reconcile cash provided by operating activities:
Items that did not require (provide) cash:
Depreciation and amortization	507	457
Bad-debt expense	26	14
Stock-based compensation expense	87	76
Excess tax benefits from stock-based compensation	(55)	(73)
Deferred income taxes	37	163
Equity affiliate (income) expense, net	1	(11)
Net gain on sales of a business or other assets	(5)	(15)
Other items	61	(98)
Changes in assets and liabilities that provided (required) cash, net of acquisitions:
Trade receivables, net	(2,368)	(1,619)
Inventory, net	(577)	(70)
Deferred revenues	(252)	(145)
Accounts payable and other accrued liabilities	176	(247)
Pension contributions	(57)	(53)
Other items	(135)	(357)
Net Cash Provided by Operating Activities	371	786
Cash Flows (Required) Provided by Investing Activities:
Purchases of short-term investments	(105)	(462)
Maturities of short-term investments	359	621
Capital expenditures	(688)	(459)
Acquisitions of businesses, net of cash acquired	(922)	(120)
Purchases of long-term debt and equity securities	(12)	—
Technology and other investments	(388)	(63)
Other proceeds	22	96
Net Cash Required by Investing Activities	(1,734)	(387)
Cash Flows Provided (Required) by Financing Activities:
Net change in financing with less than 90-day maturities	(15)	170
Short-term debt proceeds	30	1
Short-term debt reductions	(1)	(29)
Long-term debt proceeds	999	16
Long-term debt reductions	(7)	(2)
Payments on other financing	(39)	—
Debt issuance costs	(8)	—
Treasury stock purchases	(914)	(578)
Stock option exercises	190	234
Excess tax benefits from stock-based compensation	55	73
Tax withholding on restricted stock and restricted stock units	(8)	(3)
Dividend payments	(679)	(602)
Dividend payments to noncontrolling interests	(23)	(19)
Net Cash Required by Financing Activities	(420)	(739)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	13	(22)
Net Decrease in Cash and Cash Equivalents	(1,770)	(362)
Cash and Cash Equivalents at Beginning of Period	3,668	3,283
Cash and Cash Equivalents at End of Period	$1,898	$2,921

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

1.
EBIT, Ongoing EPS and Free Cash Flow:  The presentations of EBIT, ongoing EPS and free cash flow are not intended to replace net income (loss) attributable to Monsanto Company, cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States.  The presentation of non-GAAP financial measures is intended to supplement investor's understanding of our operating performance. Furthermore, these non-GAAP financial measures may not be comparable to similar measures used by other companies. The following tables reconcile EBIT, ongoing EPS and free cash flow to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of EBIT to Net Income (Loss):  EBIT is defined as earnings (loss) before interest and taxes.  Earnings (loss) is intended to mean net income (loss) attributable to Monsanto Company as presented in the Statements of Consolidated Operations under GAAP.  The following table reconciles EBIT to the most directly comparable financial measure, which is net income (loss) attributable to Monsanto Company.

	Three Months Ended		Nine Months Ended
	May 31, 2014	May 31, 2013	May 31, 2014	May 31, 2013
EBIT – Seeds and Genomics Segment	$898	$920	$3,057	$2,980
EBIT – Agricultural Productivity Segment	313	284	1,071	810
EBIT– Total	1,211	1,204	4,128	3,790
Interest Expense, Net	25	18	71	54
Income Tax Provision(A)	328	277	1,161	1,005
Net Income Attributable to Monsanto Company	$858	$909	$2,896	$2,731
(A) Includes the income tax provision from continuing operations, the income tax benefit on noncontrolling interest, and the income tax provision on discontinued operations.

Reconciliation of EPS to Ongoing EPS:  Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations.

	Fiscal Year 2014	Three Months Ended		Nine Months Ended
	Guidance	May 31, 2014	May 31, 2013	May 31, 2014	May 31, 2013
Diluted Earnings per Share	$5.12-$5.22	$1.62	$1.68	$5.45	$5.05
Income from Discontinued Operations	(0.02)	—	—	(0.02)	(0.02)
Resolution of a Legacy Tax Matter	—	—	(0.02)	—	(0.02)
Diluted Earnings per Share from Ongoing Business	$5.10-$5.20	$1.62	$1.66	$5.43	$5.01

Reconciliation of Free Cash Flow:  Free cash flow represents the total of cash flows from operating activities and investing activities, as reflected in the Statements of Consolidated Cash Flows presented in this release.  With respect to the fiscal year 2014 free cash flow guidance, Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

	Fiscal Year 2014	Nine Months Ended
	Guidance	May 31, 2014	May 31, 2013
Net Cash Provided by Operating Activities	$2,900-3,300	$371	$786
Net Cash Required by Investing Activities	(2,200)-(2,500)	(1,734)	(387)
Free Cash Flow	$700-800	$(1,363)	$399
Net Cash Provided (Required) by Financing Activities	N/A	(420)	(739)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	N/A	13	(22)
Net Increase in Cash and Cash Equivalents	N/A	(1,770)	(362)
Cash and Cash Equivalents at Beginning of Period	N/A	3,668	3,283
Cash and Cash Equivalents at End of Period	N/A	$1,898	$2,921